EXHIBIT 99.4

Consent of Person Named To Become a Director of the Registrant

May 8, 2017

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent to my being named in the Registration Statement on Form S‑4 of Heartland Financial USA, Inc. (“Heartland”), and all amendments thereto (the “Registration Statement”), as a person anticipated to be nominated for election as a director of Heartland at the Heartland 2018 Annual Meeting of Stockholders, and to the filing of this consent as an exhibit to the Registration Statement.

Sincerely,

/s/ Martin J. Schmitz                    Name: Martin J. Schmitz